CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Orient Paper, Inc.

Science Park

Juli Road

Xushui County

Hebei Province 072550

China

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-163340) of Orient Paper, Inc. of our report dated March 15, 2011, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO Limited

Hong Kong, March 15, 2012